LIFE INSURANCE PLAN


If you are elected an executive officer after December 1, 1987, Boise Cascade will provide you with company-paid group term life insurance in the amount of two times your annual base salary.
The value of company-paid life insurance in excess of $50,000 of coverage is considered taxable income to you and will be reported in your W-2 earnings on a monthly basis. Appropriate withholdings on this income will be deducted from your paycheck.

You may also participate in the optional employee-paid group term life insurance plan, which is the same plan that is available to all salaried employees. Details of the optional insurance plan are explained in your U.S. Salaried Employee Handbook.